Exhibit 1.A(3)(b)(i)

                                  SCHEDULE SB-1

                              COMPENSATION SCHEDULE
                     TO SELLING AGREEMENT FOR MERRILL LYNCH
                    STRATEGIC BENEFIT VARIABLE UNIVERSAL LIFE

This Schedule is an attachment effective as of May 1, 2000 to the ING America Equities, Inc. ("ING America Equities") Selling Agreement by and among the parties pursuant to paragraph 17 of that Selling Agreement. The provisions of this Schedule shall apply only to ING Security Life's Strategic Benefit Variable Universal Life policies solicited and issued while this Schedule is in effect. All compensation payable under this Schedule shall be subject to the terms and conditions contained herein at the time of issue of the policy by ING Security Life of Denver Insurance Company ("ING Security Life").

1.       Commission Structure:

         Commissions are payable on premiums paid in the first year up to the target premium only. No commissions are paid on premium in excess of the target premium. Any time a new coverage segment is created, premiums allocated to that segment in its first year will be commissionable up to that segment's target premium. The commission rates as a percent of target premium are:

                 ------------------------------- ---------------------------
                 POLICY YEAR OF COVERAGE SEGMENT      COMMISSION RATE
                 ------------------------------- ---------------------------
                                1                            5%
                 ------------------------------- ---------------------------
                               2+                            0%
                 ------------------------------- ---------------------------

         Premiums received within 15 days prior to policy anniversary will result in the agent receiving commissions at the same rate as if the premium was paid on the anniversary date.

         If this product is sold with a maximum ATR coverage, the target premium could be zero which would result in no commissions payable other than the annual trail commission described in section 2 below.

2. Trail Commissions: are paid as a percent of the net account value. The trail commission is calculated monthly based on the net account value at the end of the prior month. It is paid at the end of the policy year, provided the policy remains in force at that time and is not subject to the grace period provisions. The trail commissions will continue when the insured lives past age 100 and the continuation of coverage feature is in force. The annual trail commission rates are given below.



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         Annual trail commission rates as a percent of the net account value:

                 ----------------------------- -----------------------------
                          POLICY YEAR             TRAIL COMMISSION RATE
                 ----------------------------- -----------------------------

                            1 - 10                        1.00%
                 ----------------------------- -----------------------------

                            11 - 20                       0.75%
                 ----------------------------- -----------------------------

                              21+                         0.20%
                 ----------------------------- -----------------------------

3. Riders: The Adjustable Term Insurance Rider coverage is not commissionable.

4. Commission Calculation: Commissions shall be calculated only on premium actually received and accepted by ING Security Life. Commissions shall be paid only on an earned basis. Outstanding loan amounts carried over are not considered commissionable premium.

5. Premium Allocation: If the Stated Death Benefit has been increased since the policy date, premiums received are allocated to the coverage segments in the same proportion that the commission target premium for each segment bears to the total commission target premium of the policy.

6. Death Benefit Increases: If a premium payment accompanies a request for a Stated Death Benefit increase or is received while a request is pending, the payment will be applied to the policy but commissions shall not be payable until the increase is effective. The commission shall then be payable based on the premium being allocated among all segments as it would normally and the new target premium after the increase.

7. Compensation Payments: Compensation on initial premium shall be due to the Selling Broker-Dealer at the time of the issuance of the policy and for all other premium payments at the time of the receipt and acceptance of premium by ING Security Life, except that the amount, if any, and the time of payment of compensation on stated death benefit increases, replacements, reissues, changes, conversions, exchanges, term renewals, term conversions, premiums paid in advance, policies issued on a "guaranteed issue" basis, policies requiring facultative reinsurance arrangements, and other special cases and programs shall be governed by ING Security Life's underwriting and administrative rules then in effect. The Compensation shall be payable to the Selling Broker-Dealer in accordance with the Schedule I in effect at the time of issue of the policy.

8. Commission Chargeback: In the event that a policy for which a commission has been paid is lapsed or surrendered by the Policy Owner or has a reduction in the Stated Death Benefit during the first three years or is returned to ING Security Life for refund of premium during the Free Look Period as described in the policy, ING Security Life and ING America Equities shall require reimbursement of from Selling Broker-Dealer as


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         shown below.

                ---------------------- -----------------------------------------
                POLICY OR SEGMENT YEAR          COMMISSION CHARGEBACK
                ---------------------- -----------------------------------------
                ---------------------- -----------------------------------------
                           1           5% of first year premiums up to target
                ---------------------- -----------------------------------------
                ---------------------- -----------------------------------------
                           2           2.5% of first year premiums up to target
                ---------------------- -----------------------------------------
                ---------------------- -----------------------------------------
                           3           1.25% of first year premiums up to target
                ---------------------- -----------------------------------------
                ---------------------- -----------------------------------------
                          4+           0%
                ---------------------- -----------------------------------------


         If a premium payment for which a commission has been paid is refunded by ING Security Life, a reimbursement of the commission paid on the amount refunded will be due from the Selling Broker-Dealer. The reimbursement may be deducted by ING America Equities from the next, or any subsequent, commission payment to Selling Broker-Dealer.

         If the amount to be reimbursed exceeds compensation otherwise due, Selling Broker-Dealer shall promptly reimburse ING America Equities before the next commission cycle.

9. Internal Exchanges: No Commissions shall be payable on the exchange of any policy issued by Security Life or any other ING affiliate for a Merrill Lynch Corporate Benefits Variable Universal Life policy.










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